As filed with the Securities and Exchange Commission on December 2, 2020

Registration No. 333-232351

Registration No. 333-160583

Registration No. 333-146535

Registration No. 333-36485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-232351

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160583

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146535

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-36485

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOSPECIFICS TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-3054851
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2 Righter Parkway, Suite 200, Wilmington, Delaware	19803
(Address of Principal Executive Offices)	(Zip Code)

BIOSPECIFICS TECHNOLOGIES CORP. 2019 OMNIBUS INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED BIOSPECIFICS TECHNOLOGIES CORP. 2001 STOCK OPTION PLAN

BIOSPECIFICS TECHNOLOGIES CORP. 2001 STOCK OPTION PLAN

BIOSPECIFICS TECHNOLOGIES CORP. 1997 STOCK OPTION PLAN

(Full title of the plans)

Matthew J. Maletta

BioSpecifics Technologies Corp.

2 Righter Parkway, Suite 200

Wilmington, Delaware 19803

(302) 842-8450

(Name, address and telephone number, including area code, of agent for services)

Copies to:

Carl A. Valenstein

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

(617) 341-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed to withdraw and deregister all shares of common stock, par value $0.001 per share (the “Common Stock”), of BioSpecifics Technologies Corp. (the “Company”) that had been registered and remain unsold under the Registration Statements, together with any and all plan interests and other securities registered thereunder:

Registration Statement 333-232351 on Form S-8, originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 26, 2019, registering 1,247,598 shares of Common Stock under the BioSpecifics Technologies Corp. 2019 Omnibus Incentive Compensation Plan.

Registration Statement 333-160583 on Form S-8, originally filed by the Company with the SEC on July 15, 2009, registering 300,000 shares of Common Stock under the Amended and Restated BioSpecifics Technologies Corp. 2001 Stock Option Plan.

Registration Statement 333-146535 on Form S-8, originally filed by the Company with the SEC on October 5, 2007, registering 1,750,000 shares of Common Stock under the BioSpecifics Technologies Corp. 2001 Stock Option Plan.

Registration Statement 333-36485 on Form S-8, originally filed by the Company with the SEC on September 26, 1997, registering 500,000 shares of Common Stock under the BioSpecifics Technologies Corp. 1997 Stock Option Plan.

On December 2, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 19, 2020 (the “Merger Agreement”), by and among the Company, Endo International plc, a public limited liability company incorporated in Ireland (“Endo”), and Beta Acquisition Corp., a Delaware corporation and wholly-owned indirect subsidiary of Endo (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”). The Company continued as the surviving corporation and a wholly-owned subsidiary of Endo.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any and all securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all of such securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on December 2, 2020.

BIOSPECIFICS TECHNOLOGIES CORP.

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.